SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934
(Amendment No.   )

      Filed by the Registrant

      Filed by a Party other than the Registrant

      Check the appropriate box:

        Preliminary Proxy Statement

        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

        Definitive Proxy Statement

        Definitive Additional Materials

        Soliciting Material Pursuant to   240.14a-11(c) or   240.14a-12

THE TORO COMPANY

(Name of Registrant as Specified in Its Charter)
J. LAWRENCE MCINTYRE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

        No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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      (2)  Form, Schedule or Registration Statement No.:

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TABLE OF CONTENTS

PROXY STATEMENT
VOTING
STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
STOCK OPTIONS
AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES
LONG TERM INCENTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL TWO APPROVAL OF THE TORO COMPANY 2000 DIRECTORS STOCK PLAN
PROPOSAL THREE SELECTION OF INDEPENDENT AUDITORS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER
THE TORO COMPANY 2000 DIRECTORS STOCK PLAN

The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
Telephone 952/888-8801

Kendrick B. Melrose

Chairman and CEO

January 31, 2001

Dear Fellow Stockholders:

I would like to thank you for your continued support through Toro’s Fiscal 2000 and to invite you to join us for the Toro Annual Meeting of Stockholders to be held on Tuesday, March 13, 2001 at our corporate offices. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Toro’s business, and will be pleased to answer stockholders’ questions relating to the Company. Refreshments will be served after the meeting.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card or using the Internet or telephone voting described in the Proxy Statement, even if you plan to attend the meeting.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Kendrick B. Melrose

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED

PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE. BY DOING
SO, YOU MAY SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTICE OF ANNUAL MEETING

          The Toro Company 2001 Annual Meeting of Stockholders will be held on Tuesday, March 13, 2001 at 3:00 p.m. C.S.T. at Toro’s corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.	Elect four directors, each to serve for a term of three years;

2.	Approve The Toro Company 2000 Directors Stock Plan;

3.	Approve the selection of auditors for the Company for Fiscal 2001 (the fiscal year ending October 31, 2001); and

4.	Transact any other business properly brought before the Annual Meeting or any adjournments of the meeting.

      Stockholders of record at the close of business on January 16, 2001 (the “Record Date”) will be entitled to vote at the meeting or any adjournments.

      A stockholder list will be available at the Company’s corporate offices beginning February 27, 2001 during normal business hours, for examination by any stockholder registered on the Company’s Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

      Since a majority of the outstanding shares of the Company’s Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE.

January 31, 2001

BY ORDER OF THE BOARD OF DIRECTORS

J. LAWRENCE MCINTYRE
Vice President, Secretary and
General Counsel

THE TORO COMPANY

8111 Lyndale Avenue South
Bloomington, MN 55420-1196

PROXY STATEMENT

          The Toro Company Board of Directors is soliciting your proxy for use at the 2001 Annual Meeting of Stockholders on Tuesday, March 13, 2001. This Notice, Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning Wednesday, January 31, 2001.

VOTING

Who Can Vote

      Only stockholders of record at the close of business on January 16, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 12,756,413 shares of Common Stock outstanding. Each share of Toro Common Stock you own entitles you to one vote.

      Dividend Reinvestment Plan Shares. If you are a participant in the Company’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

      Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

How You Can Vote

      If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.eproxy.com/ttc/ and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Phone, by dialing 1-800-240-6326 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by phone or Internet, please do not mail your proxy card.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

      If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal One— Election of Directors. For each of the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.

      If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR the election of all nominees for director as described under Proposal

One— Election of Directors, FOR Proposal Two— Approval of The Toro Company 2000 Directors Stock Plan and FOR Proposal Three— Selection of Independent Auditors.

How You May Revoke or Change Your Vote

      If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions or (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

•	Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

Quorum and Vote Requirements

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy. “Broker non-votes” are not counted, but abstentions and withheld votes are counted, in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote.

Procedures at the Annual Meeting

      The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters brought before the Annual Meeting in accordance with the Company’s Bylaws will be considered.

      Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

STOCK OWNERSHIP

      The following table shows how much Toro Common Stock each of the directors and nominees, the Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table (“named executive officers”) beneficially owned as of January 16, 2001. The table also shows beneficial ownership by all directors and executive officers as a group, including the named executive officers.

      The Company has not been notified of any holders of more than 5% of the Common Stock.

				Percent
	Name of	Amount and Nature		Of
	Beneficial Owner(1)	of Beneficial Ownership		Class(2)

Common Stock	Ronald O. Baukol	7,920(3)	(4)	*
	Robert C. Buhrmaster	7,403(3)	(4)	*
	Winslow H. Buxton	6,130(3)	(4)(5)	*
	Janet K. Cooper	9,057(3)	(4)	*
	Katherine J. Harless	325(4)		*
	J. David McIntosh	115,729(3)	(4)(5)	*
	J. Lawrence McIntyre	59,481(3)	(4)	*
	Kendrick B. Melrose	700,413(3)	(4)	4.8%
	Karen M. Meyer	79,094(3)	(4)	*
	Robert H. Nassau	9,378(3)	(4)	*
	Dale R. Olseth	15,848(3)	(4)	*
	Gregg W. Steinhafel	6,746(3)	(4)	*
	Christopher A. Twomey	5,194(3)	(4)	*
	Edwin H. Wingate	10,546(3)	(4)(5)	*
	Stephen P. Wolfe	84,580(3)	(4)(5)	*
Common Stock	All directors and executive officers as a group (20 persons)	1,281,869(3)	(4)(5)(6)	8.1

*	Less than 1% of the outstanding shares of Common Stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares which such person has the right to acquire within 60 days.

(2)	Common Stock units are not included for the purpose of calculating Percent of Class amounts.

(3)	Includes shares that may be acquired upon exercise of stock options within 60 days and shares allocated to officers under The Toro Company Employee Stock Ownership Plan and The Toro Company Investment and Savings Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Baukol 4,000 shares, Mr. Buhrmaster 4,000 shares, Mr. Buxton 2,000 shares, Ms. Cooper 4,000 shares, Mr. Nassau 4,000 shares, Mr. Olseth 4,000 shares, Mr. Steinhafel 1,000 shares, Mr. Twomey 2,000 shares, Mr. Wingate 4,000 shares, Mr. Melrose 491,404 shares, Mr. McIntosh 66,622 shares, Mr. Wolfe 50,556 shares, Ms. Meyer 48,337 shares and Mr. McIntyre 36,552 shares and all directors and executive officers as a group 814,649 shares.

(4)	Includes Common Stock units credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors (see Proposal One— Election of Directors— Board Compensation) and Common Stock units credited under The Toro Company Deferred Compensation Plan for Officers (“Officers Deferred Plan”). Aggregate units credited for each of the nonemployee directors at January 16, 2001 are as follows: Mr. Baukol 928 units, Mr. Buhrmaster 928 units, Mr. Buxton 500 units, Ms. Cooper 2,214 units, Ms. Harless 325 units, Mr. Nassau 3,428 units, Mr. Olseth 3,428 units, Mr. Steinhafel 285 units, Mr. Twomey 500 units and Mr. Wingate 3,428 units. Aggregate units credited for each of the named executive officers at January 16, 2001 are as follows: Mr. Melrose 65,934 units, Mr. McIntosh 4,934 units, Mr. Wolfe 18,690 units, Ms. Meyer 18,005 units, Mr. McIntyre 13,679 units and all directors and executive officers as a group 155,645 units. Some of the units are subject to forfeiture until vested. See Compensation Committee Report.

(5)	Includes shares held in trusts for estate planning purposes as follows: 3,130 for Mr. Buxton and his spouse, 3,118 for Mr. Wingate, 9,384 for Mr. Wolfe and 27,768 shares for all directors and executive officers as a group, including spouses. The amount shown for Mr. McIntosh includes 73 shares held of record by Mr. McIntosh’s spouse as custodian for a child.

(6)	Includes Matching Shares issued in connection with Annual Management Incentive Plan II Stock Retention Awards, which are subject to forfeiture until vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by the Company, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 2000.

PROPOSAL ONE
ELECTION OF DIRECTORS

      Under the Company’s Certificate of Incorporation, the Toro Board of Directors may be comprised of between eight and eleven directors. The Board has fixed the number of directors at eleven. The maximum and minimum number of directors can be changed only by amendment of the Certificate of Incorporation approved by the affirmative vote of 80% of the outstanding shares of Common Stock of the Company. The Board is divided into three classes, with each class elected in a different year for a term of three years. The four nominees for election at the 2001 Annual Meeting— Robert C. Buhrmaster, Winslow H. Buxton, Robert H. Nassau and Christopher A. Twomey— have consented to serve if elected. If any nominee is unable to stand for election, the Board may, by resolution, designate a substitute.

      The Board held six meetings during Fiscal 2000. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

      The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of the Company.

Nominees for Election to Board of Directors (Term ending after Fiscal 2003)

      Robert C. Buhrmaster, age 53. Chairman since February 1998 and President and Chief Executive Officer since May 1994, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). Served as President and Chief Operating Officer from June 1993 to March 1994, as Executive Vice President from December 1992 to June 1993. First elected to the Toro Board in 1996, he is a member of the Audit Committee, Executive Committee and Nominating Committee.

      Winslow H. Buxton, age 61. Chairman of the Board of Directors since January 1993, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturing). Served as Chief Executive Officer from August 1992 through December 2000. From August 1992 to December 1999 he also served as President and from August 1990 to August 1992 he served as Chief Operating Officer. First elected to the Toro Board in 1998, he is a member of the Audit Committee, Executive Committee and Nominating Committee. Mr. Buxton is a director of Bemis Company, Inc., Willamette Industries, Inc. and Pentair, Inc.

      Robert H. Nassau, age 59. Owner since February 2000, Nasly Inc., Lahaina, Hawaii (food service). From January 1997 to August 1999, he served as President and Chief Executive Officer, St. Raymond Wood Products Holding Limited. From September 1994 to December 1996 he served as Senior Vice President Ply Gem Industries, Inc., New York, New York and President and CEO of the Goldenberg Group, its wholly-owned subsidiary. Also President and Chief Executive Officer, Allied Plywood Corporation, Concord, Massachusetts, a wholly-owned subsidiary of Ply-Gem Industries, Inc. from July 1991 to December 1996. First elected to the Toro Board in 1988, he is a member of the Compensation Committee and Nominating Committee.

      Christopher A. Twomey, age 52. President and Chief Executive Officer since February 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). Served as an executive officer in various capacities since 1983. First elected to the Toro Board in 1998, he is a member of the Compensation Committee and Nominating Committee. Mr. Twomey is a director of Arctic Cat Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2001)

      Ronald O. Baukol, age 63. Executive Vice President, International Operations since May 1995, Minnesota Mining and Manufacturing Company (3M), Saint Paul, Minnesota (manufacturing). Served as Vice President, Asia Pacific, Canada and Latin America from February 1994 to April 1995, and as Vice President, Asia Pacific from July 1991 to February 1994. First elected to the Toro Board in 1995, he is a member of the Executive Committee, Compensation Committee and Nominating Committee. Mr. Baukol is a director of Graco Inc. and 3M.

      Katherine J. Harless, age 49. President since June 2000, Verizon Information Services, Inc., Dallas, Texas (publisher). From July 1996 to August 2000 she served as President, GTE Airfone, Inc., and from May 1994 to July 1996 regional president, GTE Corporation, Texas and New Mexico. First elected to the Toro Board in 2000, she is a member of the Compensation Committee.

      Dale R. Olseth, age 70. Chairman of the Board and Chief Executive Officer since November 1986, SurModics, Inc., Eden Prairie, Minnesota (surface modification). He also served as President of SurModics, Inc. from November 1996 to July 1998. First elected to the Toro Board in 1980, he is Chair of the Compensation Committee and a member of the Executive Committee. Mr. Olseth is a director of Graco Inc. and SurModics, Inc.

Members of Board of Directors Continuing in Office (Term ending after Fiscal 2002)

      Janet K. Cooper, age 47. Chief Financial Officer and Senior Vice President of Finance and Administration since January 2001 of McData Corporation, Broomfield, Colorado (enterprise open network storage). From July 2000 to January 2001 she was Senior Vice President, Finance, Qwest Communications International Inc., Denver, Colorado (telecommunications). She served in several executive positions with U S West, Inc., including from June 1999 to June 2000 Vice President Finance and Controller, from February 1999 to June 1999 Vice President— Treasurer and Controller and from May 1998 to February 1999 Vice President Treasurer. She previously was employed by The Quaker Oats Company (international marketer of foods and beverages) and served as Vice President, Treasurer and Tax from July 1997 to May 1998 and Vice President and Treasurer from July 1992 to July 1997. First elected to the Toro Board in 1994, she is Chair of the Audit Committee and a member of the Compensation Committee. Ms. Cooper is a director of Lennox International Inc.

      Kendrick B. Melrose, age 60. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in 1981. Mr. Melrose is also Chair of the Executive Committee and an ex-officio member of the Nominating Committee. Mr. Melrose is a director of SurModics, Inc. and Donaldson Company, Inc.

      Gregg W. Steinhafel, age 46. President since August 1999, Target Stores, a division of Target Corporation, Minneapolis, Minnesota (retailing). Served as Executive Vice President Merchandising from July 1994 to August 1999. First elected to the Toro Board in 1999, he is a member of the Audit Committee and the Executive Committee.

      Edwin H. Wingate, age 68. Retired. From June 1980 through August 1997 served as Senior Vice President— Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing). First elected to the Toro Board in 1989, he is Chair of the Nominating Committee and a member of the Audit Committee.

Committees of the Board

      To assist in carrying out its duties, the Board has delegated certain authority to the following four standing committees:

      Executive Committee. The Executive Committee may exercise all of the powers and authority of the Board, including the power to declare dividends on Toro Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 2000.

      Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility to stockholders relating to the quality and integrity of the Company’s financial reports and accounting and reporting practices. Its members may not be employees of the Company (“outside directors”) and must have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable New York Stock Exchange listing standards. Its duties include reviewing the qualifications, independence and performance of the Company’s independent public accountants; reviewing the scope, magnitude and budgets of all examinations of the Company’s financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving of the cost and types of audit and non-audit services performed by independent public accountants; meeting with independent public accountants not less than once a year without Company representatives to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company’s Code of Business Conduct and monitoring compliance; receiving analyses and comments regarding accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues, and notifying the Board of major problems or deficiencies discovered with respect to its duties. The duties and responsibilities of the Committee are more fully described in the Audit Committee Charter, which is the Appendix to this Proxy Statement. Three meetings of the committee were held during Fiscal 2000.

      Compensation Committee. All members must be outside directors. This Committee’s functions include study and analysis of and recommendations to the Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices, incentive compensation plan and officer salary adjustments; making incentive compensation awards and setting base salaries for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and administrative oversight of stock option plans and other incentive and compensation plans. Two meetings of the committee were held during Fiscal 2000.

      Nominating Committee. All members are outside directors (except that the Chief Executive Officer serves as an ex-officio non-voting member). This Committee’s functions include determining an appropriate size and composition of the Board; considering qualifications of prospective Board member candidates; conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board; reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities; consideration of nominees recommended by stockholders who comply with the procedures set forth in the Company’s Bylaws, described on page 20; and determining whether any prospective member of the Board has any economic or familial relationship with the Company or its directors or employees which may impair the individual’s suitability for such service. The committee also has responsibility to monitor current members of the Board in light of the same guidelines used to select candidates, and to direct the activities of the Board and management in matters of corporate governance. One meeting of the committee was held during Fiscal 2000.

Audit Committee Report

      This Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act.

      This report is furnished by the Toro Audit Committee of the Board of Directors as required by the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

      In Fiscal 2000 the Board of Directors adopted an updated written charter, which sets forth the committee’s duties and responsibilities and reflects new SEC regulations and New York Stock Exchange rules. A copy of the charter is the Appendix to this Proxy Statement.

      The Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for Fiscal 2000. The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors for Fiscal 2000 (“KPMG”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as in effect for the Company’s Fiscal 2000. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect for the Company’s Fiscal 2000, and has discussed with KPMG the auditor’s independence.

      Based on the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements for Fiscal 2000 be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2000, for filing with the SEC.

Janet K. Cooper, Chair
Robert C. Buhrmaster
Winslow H. Buxton
Gregg W. Steinhafel
Edwin H. Wingate

Board Compensation

      Fees. Toro’s compensation for directors who are not employees of the Company attempts to link a director’s compensation with stockholder interests. The compensation includes cash and stock components. Cash compensation includes an annual retainer and meeting fees ($20,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). In addition, outside directors receive an annual grant of Common Stock having a $10,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to the award) and a 1,000 share stock option award (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant) pursuant to The Toro Company Directors Stock Plan (“Directors Plan”), first adopted in 1992. A director may elect to receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both, as provided for under the Directors Plan. The Company also supplies directors with Company products for their use.

      On September 27, 2000, the Board adopted a new plan for outside directors, The Toro Company 2000 Directors Stock Plan. See Proposal Two — Approval of The Toro Company 2000 Directors Stock Plan on page 19.

      Retirement Plan. On July 20, 2000, the Board of Directors voted to terminate the accrual of additional benefits under the Company’s long-standing Director Retirement Plan, effective November 1, 2000. Each outside director for whom retirement benefits had been accrued as of October 31, 2000 was given the opportunity to elect either to leave accrued benefits in a plan account to be paid after service on the Board ceases, or to convert the accrued benefits to Toro Common Stock units on October 31, 2000, to be credited to an account under Toro’s Deferred Compensation Plan for Non-Employee Directors. All directors elected to convert their accruals to deferred Common Stock units. These units are distributed only if the director serves on the Board five full calendar years, consistent with the terminated retirement plan. During Fiscal 2000, final accruals were made under the Directors Retirement Plan as follows: $14,500 for Ms. Cooper, who joined the Board prior to 1995 when the plan was amended to reduce payments for new members, and $10,000 each for Messrs. Baukol, Buhrmaster, Twomey, Buxton and Steinhafel. No accruals were made for Messrs. Nassau, Olseth and Wingate, who had earlier reached the maximum accrual of $120,000. No accruals were made for Ms. Harless, who is new to the Board.

      Other Arrangements. An outside director may elect to defer receipt of Board cash and stock compensation under the Deferred Compensation Plan for Non-Employee Directors. Interest is accrued quarterly on deferred cash amounts at the average prime rate charged by U. S. Bank National Association, Minneapolis, Minnesota (ranging from 8.37% to 9.50% in Fiscal 2000). Deferred stock compensation is credited as Common Stock units which earn dividends which are reinvested.

      Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and the Company’s Certificate of Incorporation, and of continued coverage under the Company’s directors and officers liability insurance, to the extent it is maintained.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The table below shows compensation of the Company’s Chief Executive Officer and the named executive officers for the last three fiscal years. The named executive officers include the four most highly compensated executive officers other than the CEO, who were serving as executive officers on October 31, 2000.

		Annual Compensation

					Other Annual
		Salary	Bonus		Compensation
Name and Principal Position	Year	($)	($)		($)(1)

Kendrick B. Melrose	2000	$627,500	$583,575(5)		$264,080
Chairman of the Board	1999	597,503	1,190,530(5)	(6)	499,625
& Chief Executive Officer	1998	574,371	0		497,624
J. David McIntosh	2000	317,168	221,225(5)		49,428
Executive Vice President	1999	302,500	427,981(5)	(6)	0
Professional Business and International	1998	272,898	0		154,807
Stephen P. Wolfe	2000	252,334	176,003(5)		34,086
Vice President Finance &	1999	237,333	340,933(5)	(6)	54,077
Chief Financial Officer	1998	186,669	0		0
Karen M. Meyer	2000	243,350	169,737(5)		40,846
Vice President	1999	227,670	327,852(5)	(6)	0
Administration	1998	171,804	0		14,970
J. Lawrence McIntyre	2000	222,501	155,194(5)		0
Vice President, Secretary	1999	211,227	291,744(5)	(6)	107,165
and General Counsel	1998	200,100	0		16,438

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long Term Compensation

			Payouts
	Awards
			LTIP	All Other
	Restricted	Options	Payouts	Compensation
Name and Principal Position	Stock($)	(#)(2)	($)(3)	($)(4)

Kendrick B. Melrose	$145,894(7)	48,000	$834,854 (8)	$266,970
Chairman of the Board	167,845(7)	48,500	88,589 (8)	239,902
& Chief Executive Officer	0	50,215	45,835	146,764
J. David McIntosh	55,306(7)	21,500	249,094	109,801
Executive Vice President	0	16,000		100,163
Professional Business and International	0	17,585	10,889	59,978
Stephen P. Wolfe	44,000(7)	19,500	202,826	79,877
Vice President Finance &	50,009(7)	13,200		72,269
Chief Financial Officer	0	13,159	5,214	49,228
Karen M. Meyer	42,434(7)	17,400	195,698	82,783
Vice President	47,946(7)	12,700		72,680
Administration	0	9,905	4,799	46,808
J. Lawrence McIntyre	38,798(7)	14,100	122,765	68,879
Vice President, Secretary	44,497(7)	10,700		63,317
and General Counsel	0	11,537	5,589	35,851

(1)	Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is based on the closing price on the New York Stock Exchange on the date of exercise or actual sale price. Also includes the dollar value of executive perquisites for Mr. Melrose ($60,422, of which $20,447 was for car lease and expenses).

(2)	Options granted pursuant to The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan. For information on Toro’s stock option plans, see Stock Options on page 12.

(3)	Amounts shown for Fiscal 2000 reflect the value of Performance Shares vested for the two year transitional performance period of Fiscal 1999 to 2000 under The Toro Company Performance Share Plan (the “Performance Share Plan”), a long term incentive plan described in greater detail under Long Term Incentive Compensation and the Compensation Committee Report. Amounts paid or deferred at the election of the officer under this plan with respect to a one year Fiscal 1999 transition period are included in the amount in the Bonus column for Fiscal 1999. See Note (6). Performance Shares vested with respect to Fiscal 1999 to 2000 are valued as of December 5, 2000, the date the Compensation Committee certified performance goal achievement. Award payouts were based on net income and after tax interest expense and corporate average net asset performance goals with respect to the Fiscal 1999 to 2000 transition period. The number of shares issued or credited to each officer with respect to Fiscal 2000 is as follows: Mr. Melrose 22,223 ($747,248), Mr. McIntosh 7,408, Mr. Wolfe 6,032, Ms. Meyer 5,820 and Mr. McIntyre 4,868. With the exception of Mr. McIntosh, each of the named officers elected to defer all or a portion of vested Performance Shares under the Officers Deferred Plan in both Fiscal 2000 and 1999. Amounts shown for Fiscal 1998 are for payments made pursuant to the Continuous Performance Award Plan based on the Company’s return on beginning equity performance relative to its peer group of businesses for the three year performance period ending with Fiscal 1998. The Continuous Performance Award Plan was replaced with the Performance Share Plan in Fiscal 1999.

(4)	Amounts include Company contributions to The Toro Company Investment and Savings Plan (a defined contribution retirement plan) and allocations to the Company’s Employee Stock Ownership Plan for calendar years 2000, 1999 and 1998 (an aggregate of $20,459 each for Mr. Melrose and the other named executive officers for calendar year 2000). Also includes amounts accrued pursuant to the Company’s Supplemental Management Retirement Plan for executive officers who receive annual compensation of $170,000 or more ($224,165 for Mr. Melrose, $77,457 for Mr. McIntosh, $58,071 for Mr. Wolfe, $55,139 for Ms. Meyer and $46,631 for Mr. McIntyre for calendar year 2000). Participants’ accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans, without regard to limitations imposed by the Code, and the aggregate amount of contributions actually allocated (“excess benefit accounts”). Also includes amounts for the dollar value of above-market interest accrued from October 1, 1999 to September 30, 2000 on excess benefit and other deferred compensation accounts ($22,346 for Mr. Melrose, $11,885 for Mr. McIntosh, $1,347 for Mr. Wolfe, $7,174 for Ms. Meyer and $1,789 for Mr. McIntyre). Although amounts credited to such accounts remain a part of the general assets of the Company, upon the occurrence of a threat of or actual change of control of the Company (as defined in the plans), or upon the Company’s acceptance of a request made by a qualified participant to direct investment of the account, the Company will transfer to a trust an amount in cash equal to the total amount of accrued benefits for all participants or for the electing participant, as the case may be. Because the Company’s benefit plans operate on a calendar year basis, a small portion of the amounts shown for each fiscal year may have been accrued with respect to a different fiscal year.

(5)	Amounts reflect payments made or deferred at the election of the officer pursuant to the Annual Management Incentive Plan II (the “Annual Plan”) as in effect for the fiscal year indicated, including cash awards converted to Common Stock units under Stock Retention Awards under the plan as in effect for the respective fiscal year. For Fiscal 2000, units were credited to each officer’s deferred compensation account under the Officers Deferred Plan (8,677 for Mr. Melrose, 3,289 for Mr. McIntosh, 2,617 for Mr. Wolfe, 2,523 for Ms. Meyer and 2,307 for Mr. McIntyre), based on the value of Toro Common Stock on December 5, 2000. Amounts do not include Matching Common Stock units, which are shown in the Restricted Stock column. See Note (7). For more information on this plan, see the Compensation Committee Report.

(6)	Includes the value of Performance Shares vested for the one year Fiscal 1999 transition period under the Performance Share Plan, a long term incentive plan. Those amounts are not included under the LTIP Payouts column. See Note (3). Shares are valued as of December 2, 1999, the date the Committee certified performance goal achievement for the performance period.

(7)	Includes the value of Common Stock units credited to each officer’s deferred compensation account as Matching Units awarded in connection with Stock Retention Awards under the Annual Plan. Units credited with respect to Fiscal 2000 are valued at the closing price of Toro Common Stock on the New York Stock Exchange on December 5, 2000, the date the Committee certified performance goal achievement under the Annual Plan. These Matching Units are subject to forfeiture, with vesting in four equal annual installments beginning December 2002, and are intended to encourage officer stock ownership by conversion of a portion of the annual cash bonus included in the Bonus column to shares or deferred units of Common Stock. Matching Units credited for each of the named officers with respect to Fiscal 2000 are as follows: 4,338 for Mr. Melrose, 1,644 for Mr. McIntosh, 1,308 for Mr. Wolfe, 1,260 for Ms. Meyer and 1,153 for Mr. McIntyre. Mr. Melrose also holds 12,227 shares of restricted stock awarded under the Chief Executive Officer Succession Incentive Agreement in July 1995. The value of these shares based on the closing price of the Common Stock on October 31, 2000 was $427,945.

(8)	The amount shown for Mr. Melrose includes the value of 2,620 shares of restricted stock that vested with respect to achievement of performance goals under the Chief Executive Officer Succession Incentive Agreement in each of Fiscal 2000 and 1999 valued at $88,098 and $88,589, respectively. Shares that vested with respect to the period ending with Fiscal 2000 are valued at the closing price of the Common Stock on December 5, 2000, the date the Committee certified performance goal achievement. See the Compensation Committee Report for information on this agreement.

Employment Agreements

      Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 and amended in Fiscal 1998. The agreements are operative only upon the occurrence of a “change in control”, which includes substantially those events described below. Absent a change in control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that for three years after a change in control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three year period the executive’s employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, both income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed.

      Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 15% of Toro’s outstanding voting stock, or (3) Toro’s stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), to exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of Toro’s assets, or to liquidate or dissolve Toro.

      If a change in control of the Company had occurred at the commencement of the 2001 calendar year (January 1, 2001) and had resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made under such agreements to those executive officers named in the Summary Compensation Table above in the aggregate would have been approximately $13,458,654. The Company has also established a trust for the benefit of these officers which, in the event of a threatened or actual change of control, must be funded in an amount equal to the Company’s accrued liability related to such agreements.

STOCK OPTIONS

      The Company has two stock option plans, The Toro Company 1993 Stock Option Plan and The Toro Company 2000 Stock Option Plan (the “Plans”). The Plans are administered by the Compensation Committee which selects employees to whom options are granted. A total of 2,600,000 shares of Common Stock are authorized to be issued under the Plans, and 438,267 remain available for new option grants. The exercise price of both incentive and nonqualified stock options must be not less than 100% of the fair market value of the Common Stock on the date of grant. Options are not transferable except by will or the laws of descent and distribution. Options may have a term of up to ten years, and may be exercised immediately after grant, using cash, stock or a cashless method through a broker. Most options are subject to cancellation three months following termination of the option holder’s employment. Some incentive stock options may be converted to nonqualified stock options after retirement of a holder who meets age and employment requirements set forth in a stock option agreement and may, therefore, be exercised after the three month period. Some nonqualified stock options may be exercised for up to four years following retirement as defined in the plans, but not later than the expiration date of the option.

      The following table shows options granted under The Toro Company 2000 Stock Option Plan during Fiscal 2000.

	Individuals Grants

	Number of	Percent of			Grant Date
	Shares	Total			Value
	Underlying	Options	Exercise
	Options	Granted to	or Base		Grant Date
	Granted	Employees	Price	Expiration	Present
Name	(#)	In Fiscal Year	($ Per Share)	Date	Value($)

Kendrick B. Melrose	36,000	6.12%	$33.8125	12/02/2009	$470,880(2)
	12,000 (1)	2.04%	31.6250	12/31/2006	120,240(3)
J. David McIntosh	13,500	2.30%	33.8125	12/02/2009	176,580(2)
	8,000 (1)	1.36%	31.6250	12/31/2006	80,160(3)
Stephen P. Wolfe	11,500	1.96%	33.8125	12/02/2009	150,420(2)
	8,000 (1)	1.36%	31.6250	12/31/2006	80,160(3)
Karen M. Meyer	9,400	1.60%	33.8125	12/02/2009	122,952(2)
	8,000 (1)	1.36%	31.6250	12/31/2006	80,160(3)
J. Lawrence McIntyre	6,100	1.04%	33.8125	12/02/2009	79,788(2)
	8,000 (1)	1.36%	31.6250	12/31/2006	80,160(3)

(1)	Special performance-based, time-accelerated nonqualified stock options granted by the Committee on a one-time basis to selected employees in positions which can contribute to achievement of goals of the Company’s 5 by Five earnings improvement incentive plan announced in Fiscal 2000. The exercise price is equal to fair market value of the Common Stock on the date of grant, July 20, 2000. The options vest and become exercisable on the December 15th immediately following the conclusion of the fiscal year in which the Company’s annual profit after tax for a full fiscal year equals 5% of reported net sales, but not later than Fiscal 2003, except that if the Company does not achieve the 5% profit goal by Fiscal 2003, the options will vest and become exercisable on December 15, 2003. If the 5% profit goal is achieved, the options will expire on December 31, 2006, but if the goal is not achieved, the options will expire on December 31, 2003.

(2)	The grant date present value shown is an estimate only, arrived at using the Black-Scholes option pricing model with the following weighted average assumptions as of the December 2, 1999 grant date: risk-free interest rate of 6.35%, expected life of option of 6.5 years, expected dividend yield of .92% and expected stock volatility of 28%.

(3)	The grant date present value shown is an estimate only, arrived at using the Black-Scholes option pricing model with the following weighted average assumptions as of the July 20, 2000 grant date: risk-free interest rate of 6.15%, expected life of option of 4.5 years, expected dividend yield of 1.05% and expected stock volatility of 29%.

AGGREGATED OPTION EXERCISES IN FISCAL 2000
AND FISCAL YEAR-END OPTION VALUES

      The following table summarizes stock options exercised by the named executive officers during Fiscal 2000 and the total number of options held by each listed individual as of October 31, 2000.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Period End(#)		Fiscal Period End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kendrick B. Melrose	29,028	$203,658	440,404	12,000	$6,630,180	$40,500
J. David McIntosh	8,238	49,428	50,122	8,000	185,483	27,000
Stephen P. Wolfe	5,194	34,086	36,756	8,000	150,794	27,000
Karen M. Meyer	6,891	40,846	35,437	8,000	144,709	27,000
J. Lawrence McIntyre	0	0	28,452	8,000	81,496	27,000

(1)	Difference between October 31, 2000 closing price of the Common Stock on the New York Stock Exchange ($35) and the option exercise price.

LONG TERM INCENTIVE COMPENSATION

      The following table shows awards of long term incentive compensation made under the Company’s Performance Share Plan to the named executive officers during Fiscal 2000.

	Number of Shares, Units or	Performance or Other Period
Name	Other Rights (#)(1)	Until Maturation or Payout

Kendrick B. Melrose	1 Award	Fiscal 2000 through 2002
J. David McIntosh	1 Award	Fiscal 2000 through 2002
Stephen P. Wolfe	1 Award	Fiscal 2000 through 2002
Karen M. Meyer	1 Award	Fiscal 2000 through 2002
J. Lawrence McIntyre	1 Award	Fiscal 2000 through 2002

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Estimated Future Payouts
	under
	Non-Stock Price-Based
	Plan(s)(2)

	Threshold	Target	Maximum
Name	(#)	(#)	(#)

Kendrick B. Melrose	1	16,400	32,800
J. David McIntosh	1	6,200	12,400
Stephen P. Wolfe	1	5,200	10,400
Karen M. Meyer	1	4,300	8,600
J. Lawrence McIntyre	1	2,800	5,600

(1)	Performance Share Awards are granted under the Performance Share Plan, which is administered by the Compensation Committee. A Performance Share Award is a right to receive shares of Common Stock if the Company achieves pre-established financial performance goals during a performance award term, usually three years. If performance goals are achieved at levels above or below a pre-established target level, the number of shares issued in payment of the award will be increased or reduced, including to zero. 500,000 shares of Common Stock are authorized for issuance under the plan and 47,307 currently remain available for future grants. For additional information, see the Compensation Committee Report.

(2)	The amounts shown are the number of shares of Common Stock that may be issued if performance goals based on a combination of net income plus after tax interest and total average net assets, as set forth in a matrix approved by the Committee, are achieved. If actual Company performance is below threshold levels, no payouts are made. The potential dollar value of a payout will fluctuate with the market value of the Common Stock. At the date of the grant of these awards on December 2, 1999, the closing price of the Common Stock on the New York Stock Exchange was $33.8125. On October 31, 2000, the market value of the Common Stock was $35.

PERFORMANCE GRAPH

      The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of the Company’s Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1996.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among the Toro Company, The S & P 500 Index
And a Peer Group

	10/31/95	10/31/96	10/31/97	10/31/98	10/31/99	10/31/00

The Toro Co	100.00	110.27	152.23	80.01	131.71	130.41
S&P 500	100.00	124.10	163.95	200.00	251.35	266.66
Peer Group	100.00	129.97	181.92	146.88	165.95	155.35

      This graph assumes $100 invested on October 31, 1995 in the Company’s Common Stock, the S&P 500 Index and the peer group index including reinvestment of dividends.

      The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index for 1999, the most recent year available, which includes: York International Corporation, Briggs & Stratton Corporation, Dover Corporation, Cummins Engine Company, Inc., Harnischfeger Industries Inc., Crane Co., Tecumseh Products Company, Ingersoll-Rand Company, NACCO Industries, Inc., Parker-Hannifin Corporation, Deere & Company, Timken Company, Baker-Hughes Incorporated, Caterpillar Inc., The Black & Decker Corporation, American Standard Companies, Inc., AGCO Corporation, Kennametal Inc., Teleflex, Cooper Cameron Corporation, Smith International, Inc., Terex Corporation, Nortek, Inc., Milacron Inc., ITT Industries, Inc., Unova, Inc. and Weatherford International, Inc. A new company added was Lennox International, Inc. Companies removed were Stewart & Stevenson Services, Inc., The Lincoln Electric Company, Detroit Diesel Corporation, Case Corporation, Premark International, Inc., Applied Power Inc. and Hussman International, Inc.

      Neither this Performance Graph nor the Compensation Committee Report that follows shall be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report is furnished by Toro’s Compensation Committee of the Board of Directors, which reviews, establishes and approves changes to compensation policies and administers compensation plans for executive officers of the Company.

General Policies

      The compensation policies of the Company are designed to attract, retain and motivate highly qualified executives, to assure that the Company competes successfully for executive talent to accomplish the Company’s goals and to compensate executive officers for performance. A substantial portion of total compensation of individual executive officers is aligned with the financial and operational performance of the Company. It is contingent upon achievement of financial goals of the Company and its divisions, and is linked to the Company’s stock price.

      The Committee bases its executive compensation decisions on an independent evaluation of the market competitiveness of Toro’s officer compensation program by professional compensation consulting firms retained by the Company. The Committee establishes a target total compensation package for each executive position, usually within a 5% range of the median market level for similar positions in businesses with revenues comparable to those of the Company, but subject to adjustment to reflect level of experience.

Base Salary

      The Committee establishes a base salary range for each executive position, reflecting median base salaries for the comparative group. Although surveys may be conducted annually, salaries are adjusted only if market surveys indicate adjustment is necessary, so that greater weight remains on the variable incentive portion of the compensation package described below.

      A base salary within the market range is set for each executive by considering the experience and individual performance of the executive. For Fiscal 2000, base salaries for the named executive officers and Mr. Melrose were approximately 5% higher than the prior year, and were within 5% of the median market level. Mr. Melrose’s salary with respect to Fiscal 2000 was set at $627,500, based on the same method used in establishing other executive officers’ base salaries. For compensation purposes, the Committee evaluates Mr. Melrose’s performance on an annual basis. The other named executive officers receive evaluations by Mr. Melrose, which are used by the Committee in establishing base salaries.

Incentive Compensation

      An executive of the Company will earn total compensation that is market competitive only if incentive compensation tied to achievement of corporate financial performance goals is earned. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels. This occurred in Fiscal 2000, as Toro’s financial performance continued to be strong. The incentive components of compensation are intended to encourage achievement of both short term and long term financial and operational objectives. In addition, beginning in Fiscal 1999, the Committee placed greater emphasis on compensation tied to the market price of the Company’s Common Stock. The Performance Share Plan, under which compensation is paid exclusively in the form of shares of Common Stock, was adopted, as was a new Stock Retention Award provision under the Annual Management Incentive Plan II, to provide for the award of matching shares or units of Common Stock if a participating officer converts a portion of an annual cash bonus to shares of Common Stock or stock units.

      For Fiscal 2000 the Company exceeded both its annual and long term performance goals, so that 63% of Mr. Melrose’s total compensation (excluding the value of stock option grants and stock option exercise gains) consisted of incentive payments, and his total compensation package was above the median for chief executive officers in comparable businesses.

      Annual Incentive Compensation.  Under the Company’s stockholder-approved Annual Plan, executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer’s position) and the Company’s achievement of performance goals and, for certain participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but not more than 200% of the target award amount. If goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Plan are recommended by management and selected by the Committee. The target award amount for Mr. Melrose is 60% of his base salary and for the other named executive officers is 45%. The percentage is based on the executive’s salary grade and job position and not on individual factors.

      The Committee may also select officers to receive Stock Retention Awards, which entitle an officer to convert up to 50% of a cash award payout to shares of Common Stock or deferred Common Stock units, and to receive one additional share of stock for each two shares acquired in the conversion. Mr. Melrose and each of the named executive officers received these awards for Fiscal 2000.

      Under the Annual Plan as in effect for Fiscal 2000, the Committee established earnings per share and “average net asset turns” performance goals as the basis for payment of a target award amount for each corporate participant. Target award amounts for division participants were based 50% on performance goals for corporate participants and 50% on division controllable profit contribution (net income before taxes and interest expense and before certain corporate allocations) and “division average current asset turns” performance goals. Strategic Performance Measure goals, under which a recipient’s pre-established cash payout may be increased up to 120% or reduced to 80% of the award payment otherwise determined under the plan (but increased to not more than 200% of the target award) were also established for Mr. Melrose and each of the named executive officers for Fiscal 2000.

      The Company exceeded corporate and some division goals for Fiscal 2000. Bonus payments were therefore made under the Annual Plan at 155% of target awards for corporate participants, including Mr. Melrose and the named executive officers. Participants from the Irrigation and Worldwide Agricultural Irrigation divisions and one Toro-owned distribution company did not receive award payments, because performance goals were not achieved at minimum levels. Award payments of between 66.1% and 200% of targets were made to other division participants based 50% on the respective division’s achievement of its performance goals and 50% on the Company’s achievement of corporate goals. In addition, matching deferred Common Stock units having a value of 25% of the total cash award payment were credited to Mr. Melrose and the four named executive officers who elected to convert cash awards under their Stock Retention Awards. These matching shares or units are subject to vesting over a five year period. The Committee did not adjust total payouts for Strategic Performance Measure goal performance.

      Long Term Incentive Compensation.  Key employees may receive long term incentive compensation in the form of Performance Shares under the Performance Share Plan and stock options under the Company’s stockholder-approved plans.

      A recipient of a Performance Share Award may receive shares of Common Stock if the Company achieves pre-established performance goals. The number of shares covered by an award is based on a target dollar value that is a component of total compensation divided by the market value of the Common Stock prior to the time of the award, discounted for projected annual forfeitures. In Fiscal 1999, the Committee granted transitional awards, in order to phase into three year awards under the plan. For the Fiscal 1999 to 2000 two year transition period, the Committee established performance goals based on cumulative net income plus after tax interest expense and cumulative corporate average net assets. The Company exceeded the goals and the Committee certified payments to plan participants, including Mr. Melrose and the named executive officers, at 141.1% of target award amounts.

      The Committee makes stock option grants pursuant to the Company’s stock option plans. Options are granted to all key management employees, including Mr. Melrose and the named executive officers, using a target dollar value that is a percentage of target total compensation and a Black-Scholes valuation of the Common Stock. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. The options granted to Mr. Melrose and the named executive officers in Fiscal 2000 were exercisable immediately after grant and remain exercisable for a period of ten years. In Fiscal 2000, the Committee granted Mr. Melrose options to purchase a total of 48,000 shares.

      In Fiscal 1995, a special committee of the Committee recommended, and the Board and stockholders approved, a special incentive compensation plan for Mr. Melrose, to encourage him to remain with the Company until his 60th birthday, while assuring the timely development and election of his successor as chief executive officer of the Company. Under the Chief Executive Officer Succession Incentive Award Agreement, the Company awarded Mr. Melrose 17,467 shares of Common Stock and 17,467 Common Stock performance units having a fair market value of $500,000 on July 31, 1995, subject to forfeiture or reduction in the event three performance goals related to the development and implementation of a senior management and chief executive officer succession plan were not met by target dates of October 31, 1999, October 31, 2000 and October 31, 2003. In 1999 the Compensation Committee certified that Goal 1 under the agreement had been achieved and released the restrictions on 2,620 shares (15%). On December 5, 2000, the Compensation Committee certified that Mr. Melrose had achieved Goal 2 and released restrictions on an additional 2,620 shares (with a value on the certification date of $88,098). The value of performance units related to each goal is being accrued and will be used to purchase a retirement annuity for Mr. Melrose at the time of his retirement, conditioned upon his entering into a noncompetition agreement with Toro.

      Section 162(m).  In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the Committee considers Section 162(m) of the Code, which limits to $1 million per year the compensation expense deduction the Company may take for compensation paid to a person who is “highly-compensated” for purposes of the Code, unless the compensation is “performance-based”. Although the Company’s compensation levels have not historically resulted in total compensation in excess of $1 million for named executive officers other than Mr. Melrose, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The Committee believes that annual incentive award payments under the Annual Plan, long term incentive award payments under the Performance Share Plan and stock options currently qualify as performance-based.

      The Committee believes, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Committee’s purpose in doing so is to assure that the Company retains its best executives and remains competitive in the market for executive talent.

      If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly-compensated” for purposes of the Code and regulations, the Committee may consider requiring deferral of receipt of any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

Stock Ownership Guidelines

      In November 1997, the Committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by officers of the Company, ranging from a goal of five times base salary for the Chief Executive Officer to two or three times for other corporate officers. The recommended time period for reaching the guideline is five years. Most officers have achieved established guidelines. The Committee will continue to review compliance with the policy on an annual basis.

Approval of Incentive Plans

      All of the recommendations of the Committee with respect to compensation attributable to Fiscal 2000 were approved and adopted by the Board of Directors. In accordance with the Company’s past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), decisions regarding the grant of stock options and other awards continue to be made by the Committee and reported to and ratified by the Board.

Dale R. Olseth, Chair	Katherine J. Harless
Ronald O. Baukol	Robert H. Nassau
Janet K. Cooper	Christopher A. Twomey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee are Dale R. Olseth, Chair, Ronald O. Baukol, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau and Christopher A. Twomey. None of these directors is or has been an officer or employee of the Company. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or incentive award decision or any decision of the Committee that might affect him personally.

      Mr. Melrose serves on the Board of Directors and Compensation Committee of SurModics, Inc., of which Mr. Olseth serves as chairman and chief executive officer. Mr. Olseth serves on the Toro Board of Directors and is Chair of the Compensation Committee of the Company.

PROPOSAL TWO
APPROVAL OF THE TORO COMPANY 2000 DIRECTORS STOCK PLAN

      At its September 27, 2000 meeting, the Board of Directors adopted The Toro Company 2000 Directors Stock Plan (the “2000 Directors Plan”). The Company has had a similar plan, the Directors Plan described on page 8, since 1992. The Board took this action because most shares of Common Stock available under the Directors Plan have been issued or subject to option grants. Therefore, the Board of Directors wishes to implement the new 2000 Directors Plan in order to make additional shares available to attract and retain experienced and knowledgeable independent directors to serve on the Board of Directors.

      The new 2000 Directors Plan differs from the prior plan by increasing the number of shares to be covered by annual option grants to 2,000 shares, from 1,000. The increase in option shares, together with present benefits, is intended to further align interests of nonemployee directors with those of stockholders. The new plan authorizes 120,000 shares for awards.

      The 2000 Directors Plan is intended to conform to the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, so that transactions by a nonemployee director under the plan will be exempt for purposes of Section 16(b) under the Securities Exchange Act of 1934 and so that nonemployee directors are eligible to serve on the Compensation Committee.

      Following is a summary of the material features of The Toro Company 2000 Directors Stock Plan.

Description of the Directors Plan

      Purpose. The purpose of the 2000 Directors Plan is to attract and retain experienced and knowledgeable nonemployee directors to serve as members of the Board of Directors of the Company and to further align their interests with those of stockholders.

      Eligibility. Members of the Board of Directors who are not current employees of the Company or any subsidiary are eligible to receive awards under the 2000 Directors Plan. Ten individuals are currently eligible to participate.

      Award of Directors Shares. Under the 2000 Directors Plan, the Company will annually issue to each nonemployee director, on the first business day of each fiscal year, Directors Shares, which are shares of Toro Common Stock having a fair market value of $10,000, based on the average of the closing prices of the Common Stock on the New York Stock Exchange for each of the trading days in the three month calendar period immediately prior to the date of issue.

      Award of Directors Options and Terms. Under the 2000 Directors Plan, the Company will annually grant to each nonemployee director, on the first business day of each fiscal year, a Directors Option to purchase 2,000 shares of Toro Common Stock. Options will be nonqualified stock options. Each Directors Option will have a term of five years and be exercisable six months following the date of grant. The exercise price per share of Common Stock will be equal to the 4 p.m. Eastern Time closing price of a share of Common Stock on the New York Stock Exchange on the date of grant. No Directors Option may be repriced, once granted.

      Options may not be transferred except by will or the laws of descent and distribution. An option so transferred is exercisable until the earlier of the date the option expires or one year after the date of death. During the lifetime of a nonemployee director, an option may be exercised only by the nonemployee director and only while a nonemployee director of the Company and only if continuously serving as a nonemployee director since the date the option was granted, except that options may be exercised after termination by reason of disability or after five full years of service as a nonemployee director, not later than the earlier of the date the option expires or one year after termination.

      Methods of Exercise. The 2000 Directors Plan permits exercise of an option by payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock, or by notice of exercise and same day sale through a brokerage firm (cashless exercise) in accordance with regulations of the Federal Reserve Board.

      Change of Control. In the event of an actual or threatened change of control of the Company as defined in the 2000 Directors Plan, all options will fully vest.

      The maximum number of shares to be made available for issuance under the 2000 Directors Plan is 120,000, subject to adjustment to reflect changes in the corporate or capital structure of the Company. Shares may be authorized but unissued Common Stock or shares of Common Stock held in the Company’s treasury.

      The 2000 Directors Plan will be administered by a committee comprised of members of the Board of Directors who are employees of the Company.

      Term and Amendment. The 2000 Directors Plan will be perpetual, unless terminated by the Board of Directors.

      The 2000 Directors Plan may be amended, suspended or discontinued at any time by the Board of Directors, but no amendment may alter or impair any option previously granted, without the consent of the nonemployee director.

Tax Consequences Under the Plan

      The award of Directors Shares will result in taxable income to a nonemployee director and an income expense and related deduction to the Company at the time of issuance of Directors Shares. Directors may defer income arising from Directors Shares in accordance with the Deferred Compensation Plan for Non-Employee Directors, in which case the director will defer taxable income and the Company’s deduction will be deferred until future distribution of the shares.

      The grant of a Directors Option is not a taxable event for the option holder. Upon exercise of a Directors Option, the option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise (generally determined as of the date of exercise) over the exercise price of the option, and the Company will be entitled to a deduction in an equal amount.

PROPOSAL THREE
SELECTION OF INDEPENDENT AUDITORS

      KPMG LLP has served as independent auditors to the Company for many years. The Audit Committee of the Board of Directors has again selected KPMG LLP to serve as independent auditors for Fiscal 2001. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for stockholder approval at the meeting.

      A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

      If the stockholders do not approve the selection of KPMG LLP, the Board of Directors will reconsider its selection.

OTHER INFORMATION

Stockholder Proposals for 2002 Annual Meeting

      The 2002 Annual Meeting of Stockholders is expected to be held on March 14, 2002. If you wish to make a proposal to be included in the Company’s Proxy Statement for the 2002 Annual Meeting, you must assure that the proposal is received by the Secretary of the Company no later than the close of business on October 23, 2001, unless the date of the meeting is delayed by more than 30 calendar days.

      If you wish to nominate a candidate for election to the Board of Directors or propose other business at the 2002 Annual Meeting, you must give complete and timely written notice to the Secretary of the Company, in accordance with the Company’s Bylaws. The deadline for the 2002 Annual Meeting is not later than December 17, 2001 nor earlier than November 2, 2001, unless the date of the meeting is advanced by more than 30 days or delayed by more than 60 days. If you would like a copy of Toro’s Bylaws, you may write to Toro’s Assistant Corporate Secretary. If a proposal is not timely and properly made in accordance with the procedures set forth in the Bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Annual Report

      The Annual Report on Form 10-K of the Company for Fiscal 2000 (the fiscal year ended October 31, 2000) is enclosed. The Form 10-K includes consolidated financial statements and notes, selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations. This year Toro is using the Form 10-K to satisfy its duty to provide information that has traditionally been included in an annual report to stockholders. The Form 10-K is inserted in the back pocket of a folder titled The Toro Company Corporate Profile Fiscal Year 2000. This Profile also contains information about Toro’s businesses, and is not part of the Company’s formal disclosure.

Cost and Method of Solicitation

      The Company will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. The Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for such services other than regular employee compensation, may solicit proxies by telephone, electronic transmission and personally. The Company has retained Morrow & Co., for an estimated fee of $7,500 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and in making mail, telephone and personal solicitation of proxies.

Other Matters

      The Company’s management knows of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

Dated: January 31, 2001	BY ORDER OF THE BOARD OF DIRECTORS J. LAWRENCE MCINTYRE Vice President, Secretary and General Counsel

Appendix

THE TORO COMPANY

AUDIT COMMITTEE CHARTER

Policy Statement

      The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors of The Toro Company (the “Company”) in fulfilling its responsibility to the stockholders relating to the quality and integrity of the Company’s financial reports and accounting and reporting practices. In achieving this goal, it is the Committee’s responsibility to foster free and open means of communication between the Company’s directors, independent public accountants, internal auditors, and management.

I.  Organization

      At the first meeting of each newly elected Board of Directors the members of the Committee shall be appointed by the Board on the recommendation of the Chairman of the Board. The Committee shall be comprised of a minimum of three directors, with one member designated as Chairman. The Committee shall consist entirely of members who meet the independence and experience requirements of the New York Stock Exchange.

II.  Meetings

      The Committee may meet as often as may be necessary or appropriate, and at such times and places as it shall determine, provided that the Committee shall meet at least three times a year. The Committee shall record the actions taken at such meetings, and shall report to the Board with respect thereto. A majority of the members of the Committee shall constitute a quorum. In the absence of the Chairman, the members may appoint another member to preside. As part of its goal to encourage open communication, the Committee should meet at least annually with the Company’s management, internal auditor(s) and the independent public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III.  Resources

      The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.  Principal Duties and Responsibilities

      The Committee shall:

A.	Review and evaluate annually the qualifications, independence and performance of the independent public accountants and select and, where appropriate, replace the outside auditor. If appropriate, review availability of other independent public accounting firms, and recommend a firm to the Board to audit the financial statements of the Company for the next fiscal year. The Committee shall periodically obtain a formal written statement from such firm delineating all relationships between the firm and the Company confirming independence, and evaluating the impact of any disclosed relationships or services on the independence and objectivity of such firm; and shall recommend that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

B.	Review and approve the scope, magnitude, and budgets of all examinations of the Company’s financial statements by the independent auditors.

C.	Review and approve annually, the actual cost and types of audit and non-audit services performed by the independent public accountants.

D.	Either before or after a regular Committee meeting, meet as needed, but no less than once a year, with the independent public accountants without other representatives of the Company present to discuss internal controls and the accuracy and completeness of the Company’s financial statements.

E.	Review the Company’s general policies and procedure with respect to accounting and financial matters and internal controls, including this Charter, and update as conditions dictate.

F.	Review the annual audit plans of the Company’s internal audit group and its capability to perform its duties (including its organization, staffing and independence).

G.	Review significant comments and recommendations of the internal audit group and management’s responses thereto.

H.	Review as needed, the Company’s Code of Business Conduct, and any changes thereto. Monitor compliance with the Code of Business Conduct.

I.	Receive analyses and comments regarding AICPA, FASB, SEC, and other accounting pronouncements which might affect the Company.

J.	Review results of audit with the independent public accountants and management for the following areas:

1)	Difficulties encountered in performing the audit.

2)	Material errors or irregularities, or possible material illegal acts.

3)	Material weaknesses in internal accounting control.

4)	Disagreements with management on financial accounting and reporting matters and auditing procedures which, if not satisfactorily resolved, would have caused a modification of the independent public accountant’s opinion on the Company’s financial statements.

5)	Company management’s responses to the foregoing.

6)	Opinions, if any, obtained by management from other independent public accountants on:

(a)	the application of generally accepted accounting principles that would affect the Company’s financial statements, or

(b)	the type of opinion that may be rendered on the Company’s financial statements, together with the conclusions reached by management and by the Company’s independent public accountant with respect to the matters covered by such opinions.

7)	Accounting and disclosure considerations associated with material contingencies as defined in FASB Statement No. 5, together with the nature and reasonableness of the underlying assumptions and estimates of management.

8)	Accounting and disclosure decisions with respect to transactions that are unusual in nature, and have a material effect on the financial statements.

9)	Situations involving the adoption of, or change in an accounting principle where the application of alternative generally accepted accounting principles, including alternative methods of applying an accounting principle, would have had a material effect on the financial statements.

K.	Recommend that the audited financial statements be included in the Annual Report on Form 10-K.

L.	Review the Audit Committee Charter at least annually.

M.	Notify the Board of Directors of any major problems or deficiencies discovered in respect to any of the above duties.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, which is ultimately accountable to the Board of Directors and the Audit Committee. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with the laws and regulations and the Company’s Code of Conduct.

      Appendix provided pursuant to Schedule 14A, Item 10, Instruction 3. The Company intends to register shares of Common Stock provided for under the following Plan no later than March 13, 2001.

The Toro Company 2000 Directors Stock Plan

THE TORO COMPANY
2000 DIRECTORS STOCK PLAN

      1.  Purpose of the Plan. The purpose of The Toro Company 2000 Directors Stock Plan (“Plan”) is to enable The Toro Company (the “Company”) to attract and retain experienced and knowledgeable directors to serve on the Board of Directors of the Company or its subsidiaries, and to further align their interests with those of the stockholders of the Company by providing for or increasing their stock ownership interests in the Company. It is intended that the Plan be interpreted so that transactions under the Plan are exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable.

      2.  Eligibility. All members of the Company’s Board of Directors who are not current employees of the Company or any of its subsidiaries (“Nonemployee Directors”) are eligible to participate in the Plan.

      3.  Plan Awards.

a.	Directors Shares. To carry out the purposes of the Plan, the Company shall, on the first business day of each fiscal year, issue to each person who is then a Nonemployee Director shares of the Company’s Common Stock, $1.00 par value and related preferred share purchase rights (the “Common Stock”), to each person who is then a Nonemployee Director, in an amount equal to $10,000 divided by the fair market value of one share of Common Stock rounded down to the greatest number of whole shares (“Directors Shares”) subject to adjustment as provided in Section 5 hereof. Fair market value for this purpose shall be the average of the 4 p.m. Eastern Time closing prices of the Common Stock as reported by the New York Stock Exchange for each of the trading days in the three calendar months immediately prior to the date of issue of the Directors Shares.

      b.  Directors Options.

i.	Annual Grant. Subject to the terms and conditions of this Section 3.b., the Company shall grant a nonqualified option (“Directors Option”) to purchase 2,000 shares of Common Stock, to each person who is then a Nonemployee Director, on the first business day of each fiscal year, except that in Fiscal 2001, the Company shall make a one time grant of 1,000 shares on the date stockholders first approve the Plan, to each person serving as a Nonemployee Director on that date. Directors Options will be granted at an exercise price per share equal to the fair market value of one share of Common Stock on the date of grant, but not less than fair market value. Fair market value for this purpose shall be the 4 p.m. Eastern Time closing price of the Common Stock as reported by the New York Stock Exchange for the date of grant. No option may be repriced, once granted.

ii.	Vesting, Transferability and Exercisability.

(a) Vesting. Directors Options shall be exercisable in whole or in part commencing six months following the date of grant and shall remain exercisable for a term of five years after the date of grant.

(b) No Transfer. No Directors Option shall be assigned or transferred, except by will or the laws of descent and distribution. An option so transferred may be exercised after the death of the individual to whom it is granted only by such individual’s legal representatives, heirs or legatees, not later than the earlier of the date the option expires or one year after the date of death of such individual, and only with respect to an option exercisable at the time of death.

(c) Exercise. During the lifetime of a Nonemployee Director, Directors Options held by such individual may be exercised only by the Nonemployee Director and only while serving as a member of the Board of Directors of the Company and only if the Nonemployee Director has been continuously so serving since the date such options were granted, except as follows:

(1) Disability. In the event of disability of a Nonemployee Director, options may be exercised by such individual not later than the earlier of the date the option expires or one year after

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the date such service as a Nonemployee Director ceases by reason of disability, but only with respect to an option exercisable at the time such service ceases.

(2) Termination After Five Years of Service. In the event of termination after service as a Nonemployee Director for five full fiscal years or longer, options may be exercised by such individual not later than the earlier of the date the option expires or one year after the date of termination of service as a Nonemployee Director.

(d) Methods of Exercise and Payment of Exercise Price. Subject to the terms and conditions of the Plan and the terms and conditions of the option agreement, an option may be exercised in whole at any time or in part from time to time, by delivery to the Company at its principal office of a written notice of exercise specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the exercise price for shares to be purchased at that time. Payment may be made (1) in cash, (2) by tendering (either actually or by attestation) shares of Common Stock already owned for at least six months (or shorter period necessary to avoid a charge to the Company’s earnings for financial statement purposes) valued at the fair market value of the Common Stock on the date of exercise, (3) in a combination of cash and Common Stock or (4) by delivery of a notice of exercise of options, together with irrevocable instructions, approved in advance by proper officers of the Company, (A) to a brokerage firm designated by the Company, to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the exercise price and any related tax withholding obligations and (B) to the Company, to deliver certificates for such purchased shares directly to such brokerage firm, all in accordance with regulations of the Federal Reserve Board.

No shares of Common Stock shall be issued until full payment has been made.

c.	Share Proration. If, on any date on which Directors Shares are to be issued pursuant to Section 3.a. or Directors Options are to be granted pursuant to Section 3.b., the number of shares of Common Stock is insufficient for the issuance of the entire number of shares to be issued or for the grant of the entire number of options, as calculated in accordance with Section 3.a. or Section 3.b., respectively, then the number of shares to be issued and options to be granted to each Nonemployee Director entitled to receive Directors Shares or Directors Options on such date shall be such Nonemployee Director’s proportionate share of the available number of shares and options (rounded down to the greatest number of whole shares), provided that if a sufficient number of shares of Common Stock is available to issue all of the Directors Shares, then the entire number of Directors Shares shall be issued first and the number of shares to be subjected to options shall be prorated in accordance with this section.

      4.  Shares in Lieu of Fees. A Nonemployee Director shall have the right to elect to receive shares of Common Stock in lieu of annual retainer and meeting fees otherwise payable in cash. The election to receive Common Stock shall be made prior to the first day of the calendar year in which the fees are to be earned. Fees that are earned shall be reserved through the year and shares shall be issued in December of that year. The number of shares to be issued shall be determined by dividing the dollar amount of reserved fees by the 4 p.m. Eastern Time closing price of one share of Common Stock as reported by the New York Stock Exchange for the date that the shares are issued.

      5.  Stock Subject to Plan. Subject to adjustment as provided in this paragraph and subject to increase by amendment of the Plan, the total number of shares of Common Stock reserved and available for issuance in connection with the Plan shall be 120,000 shares. If any Directors Option granted hereunder expires unexercised, terminates, is exchanged for other options without the issuance of shares of Common Stock or is exercised by delivery or constructive delivery of shares of Common Stock already owned by the option holder, the shares of Common Stock reserved for issuance pursuant to such option shall, to the extent of any such termination or to the extent the shares covered by an option are not issued or used, again be available for option grants under the Plan, unless prohibited by applicable law or regulation. Any shares issued by the Company in connection with the assumption or substitution of outstanding option grants from any acquired corporation shall not reduce the shares available for stock awards or option grants under the Plan. In the event

2

of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, reclassification, split-up, spin-off, combination or exchange of shares, or a sale of the Company or of all or part of its assets or any distribution to stockholders other than a normal cash dividend, the Committee shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the Directors Shares and Directors Options. Action by the Committee may include all or any of adjustment in (a) the maximum number and kind of securities subject to the Plan as set forth in this paragraph; (b) the maximum number and kind of securities that may be made subject to Directors Options and the determination of the number or kind of Directors Shares; (c) the number and kind of securities subject to any outstanding Directors Option; and (d) any other adjustments that the Committee determines to be equitable.

      6.  Change of Control. In the event of a Change of Control of the Company as hereinafter defined, all Directors Options shall fully vest, and be exercisable in their entirety immediately, and notwithstanding any other provisions of the Plan, shall continue to be exercisable for three years following the Change of Control, but not later than five years after the date of grant.

      Change of Control means:

a.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection a., the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection c. of this Section 6; or

b.	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c.	Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company

3

Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      7.  Administration of the Plan. The Plan shall be administered by a committee composed of those members of the Board of Directors of the Company who are also employees of the Company (the “Committee”). The Committee shall have the authority to carry out all provisions of the Plan; provided, however, that it shall have no discretion to determine which Nonemployee Directors may receive Directors Shares or Directors Options or to set the value of such Directors Shares or Directors Options, other than to make the calculations required by Section 3.a., Section 3.b. and Section 5.

      8.  Tax Withholding. The Company shall have the right to deduct from any settlement made under the Plan, including the exercise of an option or the sale of shares of Common Stock, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to require the option holder to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date such Common Stock is withheld or surrendered. The Company may also deduct from any such settlement any other amounts due the Company by the option holder.

      9.  Effective Date and Term of Plan. The effective date of the Plan shall be March 13, 2001, subject to approval by stockholders. The Plan shall be perpetual, unless terminated by action of the Board of Directors.

      10.  Amendment. The Board may amend, suspend or terminate the Plan at any time, with or without advance notice to Plan participants. The effective date of any amendment to the Plan shall be the date of its adoption by the Board of Directors, subject to stockholder approval, if required. No amendment of the Plan shall adversely affect in a material manner any right of any option holder with respect to any option theretofore granted without such option holder’s written consent.

      11.  Governing Law. The Plan, options and awards granted under the Plan and agreements entered into under the Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or an option or an award or agreement to the substantive law of another jurisdiction.

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THE TORO COMPANY
ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 13, 2001 3:00 p.m. C.S.T.

The Toro Company 8111 Lyndale Avenue South Bloomington, MN 55420

THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196

proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 13, 2001.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify below or by telephone or Internet. Shares held in employee benefit plans for which a proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint K. B. Melrose and J. L. McIntyre, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY # CONTROL #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes K. B. Melrose and J. L. McIntyre, or either of them, (the Named Proxies) to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

VOTE BY TELEPHONE —TOLL FREE —1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on March 12, 2001.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above.

•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET —http://www.eproxy.com/ttc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 12, 2001.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Toro Company c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your proxy card

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors	01 R. C. Buhrmaster 03 R. H. Nassau	02 W. H. Buxton 04 C. A. Twomey	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for one or more nominees write the number(s) of the nominee(s) in the box provided to the right.)

2. Approve The Toro Company 2000 Directors Stock Plan	☐	For	☐	Against	☐	Abstain

3. Approve the selection of auditors for Fiscal 2001	☐	For	☐	Against	☐	Abstain

4. To transact any other business properly brought before the Annual Meeting or any adjournment of the meeting
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box	☐	Date ______________________
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appear on This Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.